Exhibit 99.1
APX GROUP HOLDINGS, INC. REPORTS FIRST QUARTER 2018 RESULTS
1st Quarter 2018 Highlights

•	Total revenues increased 20.1% year-over-year to $246.6 million

•	Net loss of $84.7 million; $122.9 million in Adjusted EBITDA[a]

•	55,502 New Subscribers, 41.3% year-over-year Increase

•	10.7% Attrition Rate, 130 basis points year-over-year improvement

Provo, UT – May 15, 2018 – APX Group Holdings, Inc. (“APX Group”, “Vivint” or the “Company”) today reported financial and operational results for the first quarter ended March 31, 2018.
Adoption of ASC Topic 606, Revenue from Contracts with Customers
As of January 1, 2018, the company adopted Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (“Topic 606”), the new U.S. accounting standard for revenue recognition, using the cumulative catch-up transition method. Adoption of the new standard resulted in changes to the accounting policies for revenue recognition, deferred revenue and capitalized contract costs (formerly subscriber acquisition costs). The cumulative effect of applying the new standard to all contracts with customers that were not completed as of January 1, 2018 was recorded as an adjustment to accumulated deficit as of the adoption date. The company is providing comparable results, in addition to GAAP, to help investors better understand the impact on financials from Topic 606. The impact of the adoption of Topic 606 is primarily related to the acceleration of revenue recognition associated with deferred product revenue. All results for the first quarter ended March 31, 2018 in this earnings release are reported under Topic 606 unless otherwise indicated. All results for periods prior to 2018 are reported under previous accounting standards and are consistent with previously reported results for those periods.
Todd Pedersen, CEO of APX Group, commented, ”As always, the first quarter is a busy time of year for Vivint as we prepare for the summer selling season, focus on key initiatives and roll out new products and offerings.  From a sales perspective, we achieved strong year-over-year growth in the first quarter, adding over 55,000 New Subscribers during the quarter, up 41% from the same period a year ago.  The retail channel added approximately 8,000 customers, while our Inside Sales channel added over 31,000, or a 27% increase year-over-year, and our Direct to Home channel added over 16,400 New Subscribers, or an 11% increase year-over-year.  We have several new hardware devices coming to market during 2018, including a second generation version of our proprietary Sky Panel, which we believe will improve customer experience and service costs, particularly in the area of wireless connectivity. We have fine-tuned pricing and service packages, which we believe will enhance customer close-rates and improve our unit of one economics.  We have work to do in all areas of our business, including the scaling of our fixed costs infrastructure and subscriber acquisition costs. I feel we are off to a good start to the year.”

a:This earning release includes Adjusted EBITDA, a metric that is not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See the “Statement Regarding Non-GAAP Financial Measures” section at the end of this earnings release for the definition of Adjusted EBITDA and a reconciliation to its most directly comparable financial measure calculated in accordance with GAAP.

Revenue and Subscriber Data

APX Group reported total revenues of $246.6 million versus $205.4 million for the three month period ended March 31, 2018, an increase of $41.2 million, or 20.1%, as compared to the same period in 2017, of which $8.6 million was associated with the adoption of Topic 606 related to the timing of revenue recognition.
Total recurring and other revenue increased $49.7 million, or 25.3% for the three months ended March 31, 2018 as compared to the three months ended March 31, 2017, of which $19.3 million was associated with the adoption of Topic 606 related to the timing of revenue recognition and classification of revenue components.

Excluding the impact of the adoption of Topic 606, recurring and other revenue for the three months ended March 31, 2018 totaled $227.3 million, which represented an increase of $30.4 million, or 15.5% compared to the three months ended March 31, 2018. Approximately $25.8 million was due to an increase of 14.1% in Total Subscribers. Recurring and other revenue for the three months ended March 31, 2018, included recognized deferred product revenue and RIC imputed interest of $12.3 million and $3.3 million, respectively. The increase in recurring and other revenue was partially offset by $11.0 million from a decrease in the average MSR per user of approximately $3.00 attributable to the Company's transition to Vivint Flex Pay in early 2017. When compared to the three months ended March 31, 2017, foreign currency translation positively affected total revenues by $0.8 million, as computed on a constant currency basis.

The Company added 55,502 New Subscribers during the first quarter of 2018, a 41.3% increase compared to the 39,292 New Subscribers added during the same period in 2017. The Company experienced growth in all sales channels; direct-to-home and inside sales channel grew 10.9% and 27.0%, respectively.

Summary of Quarterly Key Financial and Portfolio Metrics
($ in millions, except for subscriber data)

	March 31,	June 30,	September 30,	December 31,	March 31,
	2017	2017	2017	2017	2018
Total Revenues	$205.4	$212.1	$228.7	$235.8	$246.6
Net Loss	$(82.6)	$(84.2)	$(107.9)	$(135.4)	$(84.7)
Adjusted EBITDA(a)	$115.4	$120.5	$128.5	$125.9	$122.9
Adjusted EBITDA Margin	56.2%	56.8%	56.2%	53.4%	49.8%
New Subscribers(1)	39,292	92,837	89,019	58,587	55,502
Total Subscribers(1)	1,151,453	1,215,056	1,270,478	1,292,698	1,313,742
Total Monthly Service Revenue(1)	$65.99	$68.52	$71.24	$70.99	$70.95
Average Monthly Service Revenue per User(1)	$57.31	$56.40	$56.07	$54.92	$54.00
Total Monthly Revenue(1)	$68.45	$70.71	$76.22	$78.62	$82.20
Average Monthly Revenue per User(1)	$59.53	$59.56	$60.52	$61.09	$62.97
Attrition Rate(2)	12.0%	11.5%	11.3%	11.0%	10.7%

(1) Data excludes wireless internet business and pilot programs and are provided as of each period end
(2) Attrition Rate is reported on an LTM basis for each period end and excludes wireless internet business and pilot programs

“Vivint continues to grow top-line revenue at an acceptable rate, 20% year-over-year under ASC 606 accounting, subscriber additions are healthy and our attrition rates have shown steady improvement, coming in at 10.7% in the first quarter which is a 130 basis point improvement year-over-year,” said Mark Davies, Chief Financial Officer of APX Group. “However, we would like to improve our fixed-costs scaling, subscriber acquisition costs and customer credit profile.  As we have previously communicated, Vivint has spent the last several years building out a strategically-differentiated smart home platform, including software, cloud and hardware technologies, sales channels and innovative service offerings, such as Flex Pay.  And, as we have more than doubled our revenue over the last five years, along with our plans to continue industry-leading smart home growth, we have added resources in IT,

a:This earning release includes Adjusted EBITDA, a metric that is not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See the “Statement Regarding Non-GAAP Financial Measures” section at the end of this earnings release for the definition of Adjusted EBITDA and a reconciliation to its most directly comparable financial measure calculated in accordance with GAAP.

infrastructure and key management capabilities.  While we will continue to judiciously invest in growth and differentiation, we believe we have reached a stage where we can scale our adjusted EBITDA, while being more selective in adding new customers from a subscriber acquisition costs perspective.  Driving efficiency in all areas of our business - subscriber acquisition and service costs, G&A, strategic investments and credit-based pricing - is a key element of our go-forward plans.”
Costs and Expenses

Operating expenses increased $12.4 million, or 17.4%, for the three months ended March 31, 2018 as compared to the three months ended March 31, 2017, primarily due to increases in personnel and support costs of $11.5 million driven by a 14.1% increase in the Total Subscribers, an additional $3.2 million in channel expansion costs associated with our retail sales efforts, an increase of $1.2 million of auto-related costs and $0.7 million of payment processing costs primarily attributed to the Vivint Flex Pay. These increases were offset by $4.2 million of certain contract costs previously expensed, but now recorded as capitalized contract costs in connection with the adoption of Topic 606. Net service cost per subscriber was $17.04, which contributed to a net service margin of 68.6% for the first quarter 2018, as compared to $15.95 in 2017.

Selling expenses increased by $24.4 million for the three months ended March 31, 2018 as compared to the three months ended March 31, 2017, primarily due to $13.1 million in channel expansion costs, specifically $11.0 million of personnel and related support cost and $1.4 million of travel related costs, associated with the retail sales channel. In addition, our direct to home and inside sales channels selling expenses increased by $7.3 million in personnel and related costs, $1.9 million of information technology costs and marketing costs of $1.8 million primarily associated with lead generation related to subscriber growth in inside sales and materials to support the direct to home sales force.
The Company’s Net Subscriber Acquisition Costs per New Subscriber was $1,488 for the last twelve months ended March 31, 2018 as compared to $2,021 for the same period in 2017. Vivint Flex Pay increased the average proceeds collected at point of sale by approximately $957 per new subscriber. For the first quarter 2017, Vivint Flex Pay did not include an option for New Subscribers to finance through Citizens Bank.
General and administrative (“G&A”) expenses increased $12.1 million, or 31.1%, for the three months ended March 31, 2018 as compared to the three months ended March 31, 2017, primarily due to an increase in personnel and related costs of $7.0 million, including $1.6 million associated with the Company offering a 401(k) match, and an increase in legal services of $3.1 million, related to on-going litigation fees, and a $1.0 million increase in insurance costs.

Adjusted EBITDA and Net Loss

Adjusted EBITDA for the first quarter of 2018 was $122.9 million and net loss was $84.7 million, as compared to adjusted EBITDA of $115.4 million and net loss of $82.6 million for the same period in 2017.

Liquidity

As of March 31, 2018, the Company’s liquidity position on a consolidated basis, defined as cash on hand, short-term marketable securities and available borrowing capacity under the Company’s revolving credit facility, was approximately $219 million.

Certain Credit Statistics

The Company's net leverage ratio, defined as the ratio of net debt to LTM Adjusted EBITDA, was 5.7x at March 31, 2018.

Conference Call

Vivint Smart Home will host a conference call and webcast to discuss the quarterly results at 5:00 p.m. ET today, May 15, 2018. To join the live webcast and conference call, please visit the Investor Relations section of the Vivint Smart

Home website, www.investors.vivint.com/events-presentations/events or dial (866) 393-4306 for domestic participants or (734) 385-2616 for international participants with the conference code of 1741009.

A financial results presentation and online access to join the webcast will be available immediately before the call on the Investor Relations section of the Company’s website at http://www.investors.vivint.com/events-presentations/events. A replay of the webcast will be available for 30 days on the Investor Relations section of the Company’s website at www.investors.vivint.com following the completion of the webcast and conference call.

About Vivint Smart Home

Vivint Smart Home is a leading smart home company in North America. Vivint delivers an integrated smart home system with in-home consultation, professional installation and support delivered by its Smart Home Pros, as well as 24-7 customer care and monitoring. Dedicated to redefining the home experience with intelligent products and services, Vivint serves more than one million customers. J.D. Power ranked Vivint Smart Home “Highest in Customer Satisfaction for Home Security Systems.” For more information, visit www.vivint.com.

Forward Looking Statements

This earnings release and accompanying conference call include certain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including statements regarding, among other things, the Company’s plans, strategies and prospects, both business and financial, including without limitation with respect to the Vivint Flex Pay plan and the Company’s partnership with Best Buy. Forward-looking statements convey the Company’s current expectations or forecasts of future events. All statements contained in this earnings release other than statements of historical fact are forward-looking statements. These statements are based on the beliefs and assumptions of management. Although we believe that the Company’s plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that the Company will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the following important factors could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

•	risks of the smart home and security industry, including risks of and publicity surrounding the sales, subscriber origination and retention process;

•	the highly competitive nature of the smart home and security industry and product introductions and promotional activity by Vivint’s competitors;

•	litigation, complaints or adverse publicity;

•	the impact of changes in consumer spending patterns, consumer preferences, local, regional, and national economic conditions, crime, weather, demographic trends and employee availability;

•	adverse publicity and product liability claims;

•	increases and/or decreases in utility and other energy costs, increased costs related to utility or governmental requirements;

•	cost increases or shortages in smart home and security technology products or components;

•	the introduction of unsuccessful new products and services;

•	privacy and data protection laws, privacy or data breaches, or the loss of data; and

•
the impact to the Company’s business, results of operations, financial condition, regulatory compliance and customer experience of the Vivint Flex Pay plan and the Best Buy Smart Home powered by Vivint program.

In addition, the origination and retention of new subscribers will depend on various factors, including, but not limited to, market availability, subscriber interest, the availability of suitable components, the negotiation of acceptable contract terms with subscribers, local permitting, licensing and regulatory compliance, and our ability to manage anticipated expansion and to hire, train and retain personnel, the financial viability of subscribers and general economic conditions.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” section in the Company’s most recent annual report on Form 10-K, as such factors may be updated from time to time in the Company’s periodic and other filings with the Securities and Exchange Commission. These risk factors should not be construed as exhaustive. We undertake no obligations to update or revise publicly any forward-looking statements, whether a result of new information, future events, or otherwise, except as required by law.

Certain Definitions

Total Subscribers - the aggregate number of active smart home and security subscribers at the end of a given period. This metric excludes subscribers originated under pilot sales programs.

Total Monthly Service Revenue (MSR) - the aggregate, contracted recurring monthly service billings to our smart home and security subscribers, based on the number of Total Subscribers as of the end of a given period. This metric reflects billings for our services and excludes monthly billings for the purchases of our products.

Average Monthly Service Revenue per User (AMSRU) - MSR divided by the number of Total Subscribers as of the end of a given period.

Total Monthly Revenue (Total MR) - average monthly total revenue recognized during the period.

Average Monthly Revenue per User (AMRU) - Total MR divided by average monthly Total Subscribers during a given period.

Attrition Rate - the aggregate number of canceled smart home and security subscribers during the prior 12 month period divided by the monthly weighted average number of Total Subscribers, based on the Total Subscribers at the beginning and end of each month of a given period. Subscribers are considered canceled when they terminate in accordance with the terms of their contract, are terminated by us or if payment from such subscribers is deemed uncollectible (when at least four monthly billings become past due). If a sale of a service contract to third parties occurs, or a subscriber relocates but continues their service, we do not consider this as a cancellation. If a subscriber transfers their service contract to a new subscriber, we do not consider this as a cancellation.

Net Service Cost per Subscriber- average monthly service costs for the period, including monitoring, customer service, field service and other service support costs, less total non-recurring product and service billings for the period divided by average monthly Total Subscribers for the same period.

Net Service Margin - the monthly average MSR for the period, less average net service costs for the period divided by the average MSR for the period.

New Subscribers - the aggregate number of net new smart home and security subscribers originated during a given period. This metric excludes new subscribers acquired by the transfer of a service contract from one subscriber to another and subscribers originated under pilot sales programs.

Net Subscriber Acquisition Costs per New Subscriber - the direct and indirect costs to create a new smart home and security subscriber divided by New Subscribers for a given 12 month period. These costs include commissions, equipment, installation, marketing, sales support and other allocations (general and administrative and overhead); less cash received from product sales associated with the initial installation, activation fees, installation fees and upsell revenue.

Contact:

Dale R. Gerard
Senior Vice President of Finance and Treasurer
801-705-8011
dgerard@vivint.com

APX GROUP HOLDINGS, INC. and SUBSIDIARIES
Consolidated Statements of Operations
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2018	2017
Revenues:
Recurring and other revenue	$246,597	$196,858
Service and other sales revenue	—	5,391
Activation fees	—	3,104
Total revenues	246,597	205,353
Costs and expenses:
Operating expenses	83,760	71,352
Selling expenses	59,243	34,798
General and administrative expenses	50,967	38,861
Depreciation and amortization	124,258	76,869
Total costs and expenses	318,228	221,880
Loss from operations	(71,631)	(16,527)
Other expenses (income):
Interest expense	58,790	53,681
Interest income	(31)	(57)
Other (income) loss, net	(45,240)	12,066
Total other expenses	13,519	65,690
Loss before income taxes	(85,150)	(82,217)
Income tax (benefit) expense	(433)	419
Net loss	$(84,717)	$(82,636)

APX GROUP HOLDINGS, INC. and SUBSIDIARIES
Condensed Consolidated Balance Sheets (unaudited)
(In thousands)

	March 31, 2018	December 31, 2017
ASSETS
Current Assets:
Cash and cash equivalents	$3,473	$3,872
Accounts and notes receivable, net	41,452	40,721
Inventories	109,236	115,222
Prepaid expenses and other current assets	17,155	16,150
Total current assets	171,316	175,965

Property, plant and equipment, net	79,644	78,081
Capitalized contract costs, net	1,008,325	—
Subscriber acquisition costs, net	—	1,308,558
Deferred financing costs, net	2,839	3,099
Intangible assets, net	323,233	377,451
Goodwill	836,300	836,970
Long-term notes receivables and other assets, net	97,638	88,723
Total assets	$2,519,295	$2,868,847
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$76,131	$107,347
Accrued payroll and commissions	37,349	57,752
Accrued expenses and other current liabilities	124,344	74,321
Deferred revenue	142,985	88,337
Current portion of capital lease obligations	10,637	10,614
Total current liabilities	391,446	338,371

Notes payable, net	2,761,380	2,760,297
Revolving credit facility	77,000	60,000
Capital lease obligations, net of current portion	11,065	11,089
Deferred revenue, net of current portion	229,978	264,555
Other long-term obligations	61,842	79,020
Deferred income tax liabilities	8,819	9,041
Total liabilities	3,541,530	3,522,373
Total stockholders’ deficit	(1,022,235)	(653,526)
Total liabilities and stockholders’ deficit	$2,519,295	$2,868,847

APX GROUP HOLDINGS, INC. and SUBSIDIARIES
Summary Cash Flow Data (unaudited)
(In thousands)

	Three Months Ended March 31,
	2018	2017
Net cash used in operating activities	$(59,582)	$(6,153)
Net cash provided by (used in) investing activities	46,586	(8,036)
Net cash provided by financing activities	12,616	7,901
Effect of exchange rate changes on cash	(19)	(7)
Net decrease in cash and cash equivalents	(399)	(6,295)

Cash and cash equivalents:
Beginning of period	3,872	43,520
End of period	$3,473	$37,225

Statement Regarding Non-GAAP Financial Measures

This earnings release includes Adjusted EBITDA, which is a supplemental measure that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”).

“Adjusted EBITDA” is defined as net income (loss) before interest expense (net of interest income), income and franchise taxes and depreciation and amortization (including amortization of capitalized subscriber acquisition costs), further adjusted to exclude the effects of certain contract sales to third parties, non-capitalized subscriber acquisition costs, stock based compensation, the historical results of Solar and certain unusual, non-cash, non-recurring and other items permitted in certain covenant calculations under the indentures and other agreements governing our notes and the credit agreement governing our revolving credit facility.

We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain covenants in the indentures and other agreements governing our notes and the credit agreement governing our revolving credit facility. We caution investors that amounts presented in accordance with our definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate Adjusted EBITDA in the same manner.

Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.

See the following table for a quantitative reconciliation of Adjusted EBITDA to Net Loss, which we believe is the most comparable financial measure calculated in accordance with GAAP.

APX GROUP HOLDINGS, INC. and SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(In millions)
(Unaudited)

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,	March 31,
	2017	2017	2017	2017	2018
Net loss	$(82.6)	$(84.2)	$(107.9)	$(135.4)	$(84.7)
Interest expense, net	53.6	54.9	58.0	59.1	58.8
Other expense, net	12.0	(1.9)	8.6	9.2	5.1
Gain on sale of spectrum (i)	—	—	—	—	(50.4)
Income tax expense (benefit)	0.4	0.7	1.2	(1.2)	(0.4)
Depreciation and amortization (ii)	30.0	30.6	30.9	31.6	28.9
Amortization of capitalized contract costs	46.9	49.5	53.6	56.2	95.4
Non-capitalized contract costs (iii)	43.3	59.8	69.5	82.9	70.9
Non-cash compensation (iv)	0.4	0.4	0.3	0.3	0.2
Other adjustments (v)	11.4	10.7	14.4	23.2	12.0
Adjustment for change in accounting principle (Topic 606) (vi)	—	—	—	—	(12.9)
Adjusted EBITDA	$115.4	$120.5	$128.6	$125.9	$122.9

(i)	Gain on sale of spectrum intangible assets during the three months ended March 31, 2018.

(ii)	Excludes loan amortization costs that are included in interest expense.

(iii)
    Reflects subscriber acquisition costs that are expensed as incurred because they are not directly related to the acquisition of specific subscribers. Certain other industry participants purchase subscribers through subscriber contract purchases, and as a result, may capitalize the full cost to purchase these subscriber contracts, as compared to our organic generation of new subscribers, which requires us to expense a portion of our subscriber acquisition costs under GAAP.

(iv)	Reflects non-cash compensation costs related to employee and director stock option plans. Excludes non-cash compensation costs included in non-capitalized subscriber acquisition costs.

(v)	Other Adjustments includes certain items such as product development costs, subcontracted monitoring fee savings, non-recurring gain, and other adjustments.

(vi)	Adjustments to eliminate the impact of the Company's adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers.